Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form SB-2 of Cellcyte Genetics Corporation (formerly Shepard Inc.) (a development stage company) of our report, dated February 28, 2007, relating to the balance sheets of Cellcyte Genetics Corporation (formerly Shepard Inc.) as of December 31, 2006 and 2005, and the related statements of operations, cash flows, and stockholders' equity (deficiency) for each of the two years in the period ending December 31, 2006, and for the cumulative period from March 9, 2004 (date of inception) to December 31, 2006, which report appears in the Annual Report on Form 10-KSB of Cellcyte Genetics Corporation (formerly Shepard Inc.) for the year ended December 31, 2006.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Vancouver, Canada June 29, 2007	/s/ Morgan & Company Chartered Accountants